FOR IMMEDIATE RELEASE


                            FOR FURTHER INFORMATION:
                           Vicon Industries: Joan Wolf
                                  631/952-2288
                   Bliss, Gouverneur & Associates: John Bliss
                                  212/840-1661


      VICON INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS


     HAUPPAUGE, NY, December 19, 2003 - Vicon Industries, Inc. (ASE: "VII"), a leading designer and producer of digital video management systems, today reported operating results for the fourth fiscal quarter and year ended September 30, 2003. The announcement was made by CEO Ken Darby, who said that fourth quarter revenues and gross margins increased as a result of sales of new digital video products.

     For the fourth quarter, net sales were $13.8 million, compared with $13.5 million in the year ago period. A net loss of $98,000 ($.02 per share) was incurred, compared with a net loss of $793,000 ($.17 per share) for the same period last fiscal year. For the 2003 fiscal year, net sales were $52.0 million compared with $54.2 million for the prior fiscal year. A net loss of $4,874,000 ($1.05 per share) was incurred compared with a net loss of $1,579,000 ($.34 per share) for the prior fiscal year. The current year loss includes the combined effects of a goodwill write-off resulting from the adoption of a new accounting principle and a valuation allowance charge against net deferred tax assets aggregating $3.5 million or $.75 per share. Both non-cash charges were taken in the second fiscal quarter.

     Comparing the fourth quarter results with the same period last year, Mr. Darby said the sales increase was driven principally by shipments of new Kollector/ViconNet(tm) digital video products. The new digital products were also the primary factor for gross margin growth to 38.3% versus 33.0%. Revenues in the U.S. declined to $8.0 million compared with $9.1 million. However, foreign sales rose to $5.8 million versus $4.4 million to more than offset the domestic decline.

     For the fiscal year 2003, U.S. sales totaled $30.9 million, down from $35.9 million, while foreign sales rose to $21.1 million versus $18.3 million in fiscal 2002. "Steps were taken throughout fiscal year 2003 to improve the domestic sales performance. In the second half of fiscal 2003, new U.S. sales orders grew in excess of 35% compared with new orders taken in the first six months of the year", Darby said.

     The highlight of fiscal 2003 was the successful rollout of the initial product offerings of the Company's new line of network (digital) video products. Shipments of Kollector(tm), digital video recorders, and the companion ViconNet(tm) video management application commenced in mid-March 2003. From that time until fiscal year-end September 30, 2003, the Kollector/ViconNet(tm) products generated revenues of $6.4 million. "It was gratifying to have such a positive market reaction to the Kollector/ViconNet(tm) products after a three plus year and multi-million dollar development investment", Darby said.

     Product development expenses for the year totaled $4.9 million compared with $4.4 million in the prior year. The current year includes $496,000 of performance compensation charges associated with the successful introduction of the Kollector/ViconNet(tm) products. The performance compensation obligation was part of the 1999 acquisition of QSR, Ltd., an Israeli digital video development company. The Company expects that development efforts will be sustained in fiscal 2004 as it plans to release additional network enabled products throughout the year.

     Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and control purposes by a broad group of end users worldwide.

     This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.


                                   Vicon Industries, Inc.
                              Condensed Statements of Operations

                    Three Months Ended                 Year Ended
                       September 30,                  September 30,
                  -----------------------      ----------------------------

                     2003         2002            2003             2002
                     ----         ----            ----             ----


Net sales        $13,803,000  $13,497,000      $51,954,000      $54,168,000


Gross profit       5,293,000    4,449,000       19,091,000       18,218,000


Operating loss      (167,000)  (1,132,000)      (1,677,000)      (2,180,000)


Loss before
income taxes        (174,000)  (1,183,000)      (1,738,000)      (2,349,000)

Income tax
provision
(benefit)(Note 1)    (76,000)    (390,000)       1,763,000         (770,000)

Loss before
cumulative effect
of a change in
accounting
principle            (98,000)    (793,000)      (3,501,000)      (1,579,000)


Cumulative effect
of a change in
accounting
principle (Note 2)       -            -         (1,373,000)           -

                    ---------   ----------      -----------     ------------


Net loss            $(98,000)   $(793,000)     $(4,874,000)     $(1,579,000)
                    =========   ==========      ===========     ============

Basic and diluted loss per share:
---------------------------------

Loss before
cumulative effect
of a change in
accounting
principle             $(.02)       $ (.17)     $   (.75)           $ (.34)

Cumulative effect
of a change in
accounting principle $   -         $   -       $   (.30)           $   -

                     ---------     --------    -----------        -----------
Loss per share       $ (.02)       $ (.17)     $  (1.05)           $ (.34)
                     =========     ========    ===========        ===========


Shares used in
computing basic
and diluted
loss per share       4,613,000      4,661,000    4,631,000         4,659,000




     Note 1: Year ended figure for 2003 includes a $2.1 million deferred tax asset valuation allowance charge against net deferred tax assets.

     Note 2: Represents goodwill write-off as a result of adopting a new accounting principle.